Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS RESULTS FOR FISCAL 2008 THIRD QUARTER
•	Reported net income of $7.1 million ($0.26 per diluted share) compares with reported net income of $10.1 million ($0.37 per diluted share) in fiscal 2007 third quarter

•	Excluding unusual items, third-quarter net income would be $11.4 million ($0.42 per diluted share), up $1.1 million or 10.7% from $10.3 million ($0.37 per diluted share) a year earlier

•	Company reaffirms full-year outlook for net income excluding unusual items to exceed $36 million
AKRON, Ohio — July 2, 2008 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that net sales for the fiscal third quarter ended May 31, 2008 were $511.8 million, a 9.6% increase over last year’s third-quarter net sales of $467.0 million. Tonnage was down 8.2% while changes in prices and product mix increased sales 6.4%. The tonnage decline was primarily in North America, where approximately half was the result of the March 18, 2008 sale of the Orange, Texas tolling business. The translation effect of foreign currencies, primarily the euro, increased sales 11.4% or $53.5 million. Gross profit improved to $61.6 million or 12% of net sales from $58.7 million or 12.6% of net sales a year ago. Gross profit as a percentage of net sales for the quarter increased slightly from the 11.9% of net sales reported for the second quarter of fiscal 2008, reflecting the Company’s ongoing pricing and mix improvement initiatives that have allowed it to maintain margins despite the challenging economic environment, particularly in North America.
Reported net income for the third quarter was $7.1 million or $0.26 per diluted share, compared with reported net income of $10.1 million or $0.37 per diluted share for the third quarter of last year. The translation effect of foreign currencies increased reported net income by $2.0 million. Reported net income for the third quarter of fiscal 2008 included the following significant unusual after-tax items, which totaled a loss of $4.3 million:
•	A curtailment gain of $2.3 million related to the reduction in the expected years of future service related primarily to the reduced workforce;

•	Costs of $3.0 million related to North America restructuring, including $1.4 million related primarily to severance at the St. Thomas, Ontario, Canada facility and $1.6 million reflecting severance and other employee-related costs for the elimination of other North American positions; and

•	Costs of $3.6 million for impairments related primarily to assets in Findlay, Ohio.
Excluding the unusual items, net income for the 2008 third quarter was $11.4 million or $0.42 per diluted share.

3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751

Reported net income for the fiscal 2007 third quarter included an after-tax gain of $1.4 million from a change in the Company’s estimate of its anticipated customer claims for products sold in Europe, which resulted in an increase in sales and pre-tax income of $2.4 million.
Net sales for the nine months ended May 31, 2008 were $1.5 billion, an increase of 12.5% from $1.3 billion for the prior-year nine-month period. Tonnage was down approximately 1.2%, but would have been up slightly excluding the effect of the Texas tolling facility sale, while price and mix contributed an additional 3.8%. The translation effect of foreign currencies increased sales by 9.9% or $130.8 million. Gross profit increased to $175.8 million or 11.8% of net sales from $154.9 million or 11.7% of net sales a year ago.
Reported net income for the fiscal 2008 nine-month period was $13.3 million or $0.49 per diluted share compared with $14.1 million or $0.52 per diluted share for the same period last year. The translation effect of foreign currencies, primarily the euro, increased net income by $5.5 million for the nine-month period. Net income for the nine-month period includes $17.0 million of unusual items while reported net income for the comparable period in fiscal 2007 included $2.7 million of unusual items, as outlined in the Reconciliation of Non-GAAP Financial Measures table below.
Excluding these unusual items, net income for the fiscal 2008 nine-month period was $30.4 million or $1.11 per diluted share compared with $16.8 million or $0.62 per diluted share in the first nine months of fiscal 2007. The increase reflects translation benefits from foreign exchange and earnings growth in Europe.
“Our results for the first nine months of fiscal 2008 are especially encouraging in light of the very difficult economic environment we are facing in North America,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Our significant presence in Europe has allowed us to take advantage of our European team’s steady performance as well as the strong euro. Sales and operating profit in Europe in the third quarter were essentially flat with last year, excluding the foreign exchange effect and last year’s claims estimate adjustment.
“In North America, we experienced almost all of our decline compared with fiscal 2007 in the third quarter as we saw a worsening in the market,” Gingo continued. “Fortunately, our cost initiatives in plant operations and sales and administrative expense reductions have helped significantly to offset some of the sales decline. In order to remain ahead of the market decline, we accelerated the closing of our Canadian plant, where all operations ceased on June 30 of this year, two months earlier than planned. Along with the sale of our tolling facility in Texas, this will allow us to keep our capacity better aligned with the declining market we are experiencing and expect to experience in future quarters.
“Additionally, we continue to focus on administrative expense, and we plan to reduce our employee medical benefits to market level over the next six months. This should result in an annual saving of $750,000 beginning next year. I am also pleased with the initial results of our working capital initiative. Although our days of inventory, receivables and payables are basically the same as last year at this time, we have made a substantial improvement of 12 days since the end of the second quarter, with improvement in all three categories.”
In the fiscal 2008 third quarter, the $3.1 million increase in selling, general and administrative (SG&A) expense compared with last year’s comparable quarter was due primarily to the effects of foreign exchange rate increases. Excluding the effects of foreign exchange, SG&A was flat for the quarter.
SG&A for the fiscal 2008 nine-month period was $131.2 million, $13.4 million higher than in the prior-year period. This increase relates primarily to unusual costs totaling $4.9 million recorded through the fiscal 2008 second quarter, reflecting the CEO transition, proxy contest expense and a loss on the sale of the Company airplane. The change in foreign exchange rates had the effect of increasing SG&A by $9.0 million. Excluding the foreign exchange and unusual items, SG&A was down year-over-year.
Cash flow from operations was $66.5 million for the fiscal 2008 nine-month period compared with $61.1 million in the corresponding period of fiscal 2007. The increase was driven by the higher profit levels and by initial results of the Company’s multi-year working capital initiative, which has helped bring working capital down from the February 2008 high. Days of inventory decreased to 59 days at May 31, 2008 from 60 days at both fiscal 2007 year-end and May 31, 2007. Days in receivables were flat with fiscal 2007 year-end at 62 days and up two days compared with May 31, 2007. Days of payables increased to 31 days from 30 days at fiscal 2007 year-end and were flat with the May 31, 2007 level.
Worldwide capacity utilization, calculated by dividing production pounds by practical capacity at each plant, was 85% in the third quarter of fiscal 2008 compared with 91% in the third quarter of last year, and 87% for the fiscal 2008 nine-month period compared with 89% for the comparable period last fiscal year. Capacity utilization for Europe for the third quarter and prior-year comparable period was 87% and 93%, respectively, and 90% in the year-to-date period compared with 93% last year. Utilization levels for North America Polybatch were 94% for the current quarter and 108% for the prior-year comparable period; and 102% for the fiscal 2008 year-to-date period and 98% for the comparable period in fiscal 2007. Capacity utilization for North America Engineered Plastics declined to 75% for both the quarter and year-to-date period in fiscal 2008 compared with 82% in the same quarter last fiscal year and 77% for the year-to-date period last year. Capacity utilization for the North America business units decreased for the three months ended May 31, 2008 as a result of a further weakness primarily in the domestic automotive market compared with the same period in the prior year. As the Company further realizes the effects of the sale of the Texas tolling facility and the closure of the Canadian plant, it expects capacity utilization to rise appreciably to better align with demand.
Share Repurchase
During the fiscal 2008 third quarter, the Company repurchased approximately 827,000 shares of its common stock at an average price of $20.92 per share. During the fiscal year-to-date period, the Company purchased 1.5 million common shares at an average price of $20.53 per share. The Company intends to continue purchasing common shares in the open market at prices it considers reasonable, with a target of repurchasing up to 2.0 million shares over the full fiscal year.
Europe (including Asia) Operations
Sales in A. Schulman’s Europe operations, including Asia, were $392.4 million for the fiscal 2008 third quarter, up $49.9 million or 14.6% over the comparable quarter last year. Tonnage was down 2.9% and changes in prices and product mix increased sales 2.4%. The translation effect of foreign currencies, primarily the euro, increased sales $51.7 million or 15.1%.

Gross profit for the fiscal 2008 third quarter was $54.2 million, approximately the same as in last year’s third quarter excluding the foreign exchange effect of $7.2 million. Gross profit margin was 13.8% of sales compared with 14.0% in the year-ago quarter; however, excluding the effect of last year’s $2.4 million European claims estimate adjustment, gross profit margin in the comparable fiscal 2007 period was 13.4%.
Operating income for the fiscal 2008 third quarter was $25.9 million compared with $24.4 million in the same quarter last year, an increase of approximately $1.5 million. The gross profit improvement of $6.3 million was partially offset by an increase of $4.7 million in SG&A. The increase in foreign exchange rates was the largest contributor to the increase in Europe SG&A. Excluding the effect of foreign exchange, SG&A was $1.0 million higher than in the fiscal 2007 third quarter, due primarily to the effect of last year’s Delta Plast acquisition on the current-year expense.
Net sales for the first nine months of fiscal 2008 were $1.1 billion, up $157.5 million or 16.3% over the prior-year nine-month period. Tonnage was up 1.4% over the prior-year period and changes in prices and product mix increased sales 1.8%. The translation effect of foreign currencies, primarily the euro, increased sales $126.4 million or 13.1%.
Gross profit for the fiscal 2008 nine-month period was $152 million, up $24.3 million over the year-ago period. Foreign currency translation increased gross profit $17.2 million for the period. The continued favorable impact of price increases, product mix and efforts to control plant expenses resulted in an increase in the gross profit margin to 13.5% of sales from 13.2% for the first nine months of last year, which also included the effects of the fiscal 2007 third-quarter European claims estimate adjustment of $2.4 million.
Operating income for the fiscal 2008 nine-month period was $72.4 million compared with $59.3 million in the first nine months of last year, an increase of $13.1 million. Foreign exchange contributed $8.5 million of this increase. The gross profit increase of $24.3 million was partially offset by an increase of $11.1 million in SG&A.
North America Operations
The Company has redefined its North America segment to align with its four North America business units: North America Polybatch (NAPB), North America Engineered Plastics (NAEP), North America Distribution Services (NADS) and Invision®. The Supplemental Segment Information table includes sales, gross profit and operating income before shared North America administrative expense for each business unit.
NAPB reported sales of $41.2 million for the third quarter of fiscal 2008 and $124.4 million for the year-to-date period, up 1.6% and 7.7%, respectively, from a year ago. Tonnage was flat for the quarter and up 7.7% for the year-to-date period. Gross profit for the business declined to $2.9 million for the quarter and $11.9 million for the year-to-date period, from $4.9 million and $12.6 million, respectively, from last year’s comparable periods, as increases in raw material costs were not completely offset by increases in pricing. Operating income declined to $0.8 million for the quarter and $5.9 million for the nine-month period from $2.9 million and $6.7 million, respectively, a year ago, as SG&A cost-control efforts were not able to offset the gross profit declines. On June 13, 2008, the Company announced price increases up to 20%, effective June 16, 2008 or where contracts allow, for the NAPB business.

NAEP reported sales of $44.0 million for the quarter and $140.4 million for the year-to-date period, down 10.0% and 1.4%, respectively, from a year ago. Tonnage was down 35% for the quarter and 16% for the year-to-date period due primarily to the sale of the tolling business. Excluding the effect of the tolling business, tonnage declined 16% for the quarter and 4% for the year-to-date period. Gross profit for the business declined to $2.8 million for the quarter and $8.7 million for the nine-month period from $4.3 million and $10.7 million, respectively, a year ago, as increases in raw material costs were not completely offset by increases in pricing. Operating losses increased to $1.5 million for the quarter and $5.7 million for the nine-month period, from losses of $0.7 million and $4.7 million for the respective periods in the prior year, as significant SG&A cost-control efforts were not able to offset the gross profit declines. On June 13, 2008, the Company announced price increases up to 20%, effective July 1, 2008 or where contracts allow, for the NAEP business. The Canadian plant closure and the sale of the Texas plant are expected to provide substantial profit improvement for this business unit as they become fully effective.
NADS reported sales of $34.1 million for the quarter and $97.7 million for the year-to-date period, down 2.7% for the quarter and up 1.1% for the first nine months compared with a year ago. Tonnage was down 18% for the quarter and 8% for the year-to-date period. Gross profit for the business declined to $2.9 million for the quarter and $7.1 million for the year-to-date period from $3.3 million and $7.6 million for the prior-year quarter and nine-month periods, respectively, as increases in pricing somewhat mitigated the tonnage declines. Operating income declined to $1.8 million for the quarter from $2.0 million in the comparable quarter last year, and increased 2.8% to $3.7 million for the year-to-date period, despite the volume decline, as strong SG&A savings more than offset the decrease in gross profit.
Invision, still in start-up mode, recorded operating losses of $1.6 million for the quarter and $5.3 million year-to-date compared with losses of $2.2 million and $4.5 million, respectively, last year. The Company has reduced spending on Invision as it refocuses the business away from the automotive market.
All other North America, which includes only North America direct administrative expenses to support the four North America operating units, declined $1.1 million or 30.4% for the quarter, and declined $2.4 million or 17.8% for the year-to-date period, reflecting the effect of the cost-savings initiatives. North America administrative expenses include the IT, human resources, accounting, credit and collections, order management, sales management and purchasing functions.
Progress on Profitability and Growth Initiatives
“Almost all of the elements of our original 100-day plan have been or will shortly be completed,” Gingo said. “Going forward, our focus is on our four key initiatives related to working capital, global purchasing, new product development and continuous improvement.”
Gingo continued, “We are gaining traction with all of our initiatives. We are training our salaried employees to become more aware of what they can personally do to control working capital. We have established a new global purchasing organization that has collected global data, and we are now beginning face-to-face negotiations with our key suppliers. In light of the unprecedented escalation in pricing of petroleum-based products, this initiative could not have been started at a better time, and we believe we will be able to buy raw materials at very competitive pricing with appropriate terms.

“As part of our new product initiative, representatives of our engineered plastics and masterbatch lines of business have held two global meetings to begin to identify and quantify our new product opportunities. We expect to see significant results from this initiative as we improve our product mix over the next fiscal year. Finally, our outside consultant has reviewed our continuous improvement activities in all of our North America operations and will complete the analysis of European operations this month. The consultant has established metrics that will link plant operating results directly to product line financial performance. We plan on rolling out these metrics globally during the first quarter of fiscal 2009.”
Business Outlook
Unless global economic conditions significantly worsen, the Company continues to expect net income for full-year fiscal 2008 to exceed $36.0 million excluding unusual items, which would represent a marked improvement over fiscal 2007.
The Company does not foresee improvement in the North American market, and continues to be concerned about softening European markets. To offset these pressures, the Company accelerated its Canadian plant closure, and continues to focus on other possible cost-saving opportunities, including SG&A and purchasing.
“These actions will have both short and long-term benefits, helping us address current market conditions and helping position us well for the eventual North American economic recovery and future growth,” Gingo said. “We are confident that, through these initiatives, we will strengthen our Company, lower our North American break-even point, improve our European margins, increase cash flow and ensure our prospects for long-term profitability.”
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2008 third-quarter earnings can be accessed at 10 a.m. Eastern time on Wednesday, July 2, 2008, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website. The live conference call is also accessible in a listen-only mode by telephone at 617-597-5381, passcode 34332950.
Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are net income excluding unusual items and net income per diluted share excluding unusual items. The most directly comparable GAAP financial measures are net income and net income per diluted share. A table included in this news release reconciles each non-GAAP financial measure with the most directly comparable GAAP financial measure.
A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,200 people and has 16 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2007, were $1.8 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown;

•	The performance of the North American auto market; and

•	The North American recessionary economy.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

A. Schulman, Inc. and its Consolidated Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands except per share data)

	Three months ended		Nine months ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
Net sales	$511,767	$466,955	$1,488,152	$1,322,450

Cost of sales	450,183	408,276	1,312,361	1,167,506
Selling, general and administrative expenses	42,219	39,158	131,155	117,789
Minority interest	245	291	621	720
Interest expense	2,311	2,096	5,930	5,957
Interest income	(494)	(755)	(1,397)	(1,643)
Foreign currency transaction (gains) losses	984	1,674	1,580	376
Other (income) expense	253	9	252	(72)
Curtailment gain	(2,313)	—	(2,313)	—
Goodwill impairment — North America	—	—	964	—
Asset impairment — North America	3,601	—	8,820	—
Restructuring expense — North America	3,685	130	6,307	1,058

	500,674	450,879	1,464,280	1,291,691

Income before taxes	11,093	16,076	23,872	30,759

Provision for U.S. and foreign income taxes	3,961	5,955	10,491	16,626

Net income	7,132	10,121	13,381	14,133

Less: Preferred stock dividends	(13)	(13)	(40)	(40)

Net income applicable to common stock	$7,119	$10,108	$13,341	$14,093

Weighted average number of shares outstanding:
Basic	26,398	26,995	27,048	26,942
Diluted	26,665	27,340	27,299	27,280

Earnings per share of common stock:
Basic	$0.26	$0.37	$0.49	$0.52
Diluted	$0.26	$0.37	$0.49	$0.52

A. Schulman, Inc.
Consolidated Balance Sheets

	May 31, 2008	August 31, 2007
	Unaudited
	(In thousands except share data)
Assets

Current assets:
Cash and cash equivalents	$83,861	$43,045
Accounts receivable, less allowance for doubtful accounts of $9,196 at May 31, 2008 and $9,056 at August 31, 2007	350,355	317,774
Inventories, average cost or market, whichever is lower	282,515	263,047
Prepaid expenses and other current assets	20,882	16,163

Total current assets	737,613	640,029

Other assets:
Cash surrender value of life insurance	2,673	2,231
Deferred charges and other assets	24,606	21,784
Goodwill	11,180	9,350
Intangible assets	196	174

	38,655	33,539

Property, plant and equipment, at cost:
Land and improvements	17,524	16,768
Buildings and leasehold improvements	157,374	145,952
Machinery and equipment	359,423	352,044
Furniture and fixtures	43,154	38,955
Construction in progress	13,932	13,035

	591,407	566,754

Accumulated depreciation and investment grants of $1,236 at May 31, 2008 and $1,322 at August 31, 2007	390,917	366,207

Net property, plant and equipment	200,490	200,547

	$976,758	$874,115

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$2,563	$2,762
Accounts payable	162,120	141,838
U.S. and foreign income taxes payable	4,728	11,544
Accrued payrolls, taxes and related benefits	37,521	32,249
Other accrued liabilities	42,172	33,112

Total current liabilities	249,104	221,505

Long-term debt	165,280	123,080
Other long-term liabilities	98,816	91,316
Deferred income taxes	5,950	5,640
Minority interest	5,582	5,561
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding - 10,564 shares at May 31, 2008 and August 31, 2007	1,057	1,057
Special stock, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par value, authorized - 75,000,000 shares, issued - 42,120,030 shares at May 31, 2008 and 41,784,640 shares at August 31, 2007	42,120	41,785
Other capital	108,932	103,828
Accumulated other comprehensive income	96,901	50,092
Retained earnings	512,760	509,415
Treasury stock, at cost, 15,603,614 shares at May 31, 2008 and 14,113,977 shares at August 31, 2007	(309,744)	(279,164)

Common stockholders’ equity	450,969	425,956

Total stockholders’ equity	452,026	427,013

	$976,758	$874,115

A. Schulman, Inc.
Consolidated Statements of Cash Flows

	Nine months ended
	May 31, 2008	May 31, 2007
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income	$13,381	$14,133
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	21,047	18,918
Deferred tax provision	(1,255)	(627)
Pension and other deferred compensation	4,966	5,207
Postretirement benefit obligation	2,145	1,923
Net (gains) losses on asset sales	334	82
Minority interest in net income of subsidiaries	621	720
Restructuring charges, including $0 and $984 of accelerated depreciation in fiscal 2008 and 2007, respectively	6,307	2,042
Goodwill impairment — North America	964	—
Asset impairment — North America	8,820	—
Curtailment gain	(2,313)	—
Changes in assets and liabilities:
Accounts receivable	1,991	(26,951)
Inventories	7,933	36,393
Accounts payable	7,002	8,884
Income taxes	(8,427)	(6,094)
Restructuring payments	(2,266)	(812)
Accrued payrolls and other accrued liabilities	3,250	6,236
Changes in other assets and other long-term liabilities	2,046	1,095

Net cash provided from (used in) operating activities	66,546	61,149

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(18,648)	(20,124)
Proceeds from the sale of assets	3,341	680
Proceeds of insurance settlements	—	545

Net cash provided from (used in) investing activities	(15,307)	(18,899)

Provided from (used in) financing activities:
Cash dividends paid	(12,114)	(12,146)
Increase (decrease) in notes payable	(787)	(8,376)
Borrowings on revolving credit facilities	104,032	56,081
Repayments on revolving credit facilities	(74,139)	(35,160)
Cash distributions to minority shareholders	(600)	(1,100)
Common stock issued	1,830	6,031
Purchase of treasury stock	(30,580)	(18,107)

Net cash provided from (used in) financing activities	(12,358)	(12,777)

Effect of exchange rate changes on cash	1,935	1,188

Net increase (decrease) in cash and cash equivalents	40,816	30,661
Cash and cash equivalents at beginning of period	43,045	50,662

Cash and cash equivalents at end of period	$83,861	$81,323

A. Schulman, Inc.
Supplemental Segment Information (Unaudited)
(In thousands)

	Three months ended		Nine months ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007
Net sales to unaffiliated customers
Europe	$392,407	$342,491	$1,125,447	$967,941
North America PolyBatch	41,209	40,563	124,378	115,449
North America Distribution Services	34,050	34,979	97,652	96,601
North America Engineered Plastics	44,002	48,900	140,365	142,391
Invision	99	22	310	68

Net sales	$511,767	$466,955	$1,488,152	$1,322,450

Segment Gross Profit
Europe	$54,188	$47,900	$151,979	$127,719
North America PolyBatch	2,884	4,893	11,892	12,593
North America Distribution Services	2,902	3,263	7,126	7,609
North America Engineered Plastics	2,755	4,266	8,706	10,663
Invision	(1,145)	(1,643)	(3,912)	(3,640)

Total Segment Gross Profit	$61,584	$58,679	$175,791	$154,944

Segment Operating Income
Europe	$25,942	$24,383	$72,401	$59,307
North America PolyBatch	839	2,891	5,867	6,659
North America Distribution Services	1,750	2,026	3,737	3,635
North America Engineered Plastics	(1,478)	(694)	(5,734)	(4,686)
Invision	(1,611)	(2,175)	(5,306)	(4,467)
All other North America	(2,582)	(3,711)	(11,034)	(13,419)

Total Segment Operating Income	$22,860	$22,720	$59,931	$47,029

Corporate and other	(3,740)	(3,490)	(15,916)	(10,594)
Interest expense, net	(1,817)	(1,341)	(4,533)	(4,314)
Foreign currency transaction gains (losses)	(984)	(1,674)	(1,580)	(376)
Other income (expense)	(253)	(9)	(252)	72
Curtailment gain	2,313	—	2,313	—
Goodwill impairment — North America	—	—	(964)	—
Asset impairment — North America	(3,601)	—	(8,820)	—
Restructuring — North America	(3,685)	(130)	(6,307)	(1,058)

Income before taxes	$11,093	$16,076	$23,872	$30,759

Reconciliation of Non-GAAP Financial Measures
A. Schulman, Inc.
Net Income and Earnings Per Share Reconciliation
(In thousands except share data)

	Three months ended		Three months ended
	May 31, 2008		May 31, 2007
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact

Net income applicable to common stock	$7,119	$0.26	$10,108	$0.37

Adjustments, net of tax, per diluted share:
Restructuring expense — North America	3,000	0.11	130	—
Asset impairment — North America	3,560	0.14	—	—
Accelerated depreciation — North America	—	—	34	—
Curtailment gain	(2,313)	(0.09)	—	—

Net income applicable to common stock before unusual items	$11,366	$0.42	$10,272	$0.37

Weighted-average number of shares outstanding — Diluted		26,665		27,340

	Nine months ended		Nine months ended
	May 31, 2008		May 31, 2007
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact

Net income applicable to common stock	$13,341	$0.49	$14,093	$0.52

Adjustments, net of tax, per diluted share:
Legal fees related to potential acquisition — Europe	—	—	628	0.02
Insurance claim settlement adjustment — North America	368	0.01	—	—
Restructuring expense — North America	5,031	0.18	1,058	0.04
Accelerated depreciation — North America	—	—	984	0.04
Asset impairment — North America	7,930	0.29	—	—
Goodwill impairment — North America	964	0.04	—	—
Termination of lease for an airplane	640	0.02	—	—
CEO transition costs	3,582	0.13	—	—
Other employee termination costs	806	0.03	—	—
Curtailment gain	(2,313)	(0.08)	—	—

Net income applicable to common stock before unusual items	$30,349	$1.11	$16,763	$0.62

Weighted-average number of shares outstanding — Diluted		27,299		27,280